Exhibit d.6

SUBSCRIPTION AGENT AGREEMENT

[    ]

[    ]

Ladies and Gentlemen:

In connection with your appointment as Subscription Agent in the transaction described herein, Kohlberg Capital Corporation (the “Company”), hereby confirms its arrangements with you as follows:

1.	Rights Offering - The Company is offering (the “Rights Offering”) [transferable] rights (the “Rights”) pursuant to which the holders thereof (the “Rights Holders”) are entitled to subscribe for the Company’s regular, free trading and transferable common stock, par value $0.01 per share (the “Common Stock”). Such Rights are being distributed to all shareholders of record of Common Stock (“Record Date Stockholders”) as of [ ], New York City time, on [ ] (the “Record Date”). The Rights and Common Stock are described in a prospectus dated [ ] (the “Prospectus”). Capitalized terms not otherwise defined herein shall have the meaning given to them in the Prospectus.

As described in the Prospectus, the Company is issuing to Record Date Stockholders Rights to subscribe for up to [    ] shares of Common Stock. Each Record Date Stockholder is being issued one Right for each [    ] shares of Common Stock owned on the Record Date (1 for [    ]). [No fractional Rights will be issued, and any fractional Rights resulting from the issuance of the Rights will be rounded up to the next whole Right.] The Rights entitle each Rights Holder to acquire [    ] share[s] of the Company’s Common Stock for every right held, which is referred to as the [basic] subscription right (the “[Basic] Subscription Right”). Except as set forth in Sections 8 and 9 below, Rights may be exercised at any time during the subscription period (the “Subscription Period”), which commences on [    ], the Record Date, and ends at [    ], New York City time, on [    ], the expiration date, unless extended by the Company (as may be so extended, the “Expiration Date”).

The subscription price per share (the “Subscription Price”) will be [    ]% of the volume-weighted average of the sales prices of the shares of Common Stock on the NASDAQ Global Select Market (“NGSM”) for the [    ] ([    ]) consecutive trading days ending on the Expiration Date. Because it is not possible to determine the Subscription Price until the Expiration Date, a Rights Holder will not know the Subscription Price at the time such Rights Holder exercises any Rights. As a result, the Company is requiring that a Rights Holder deliver the estimated Subscription Price of $[    ] per share in connection with the exercise of any Rights pursuant to the [Basic] Subscription Right.

[Shares not subscribed for by Rights Holders (the “Remaining Shares”) will be offered, by means of the over-subscription privilege (the “Over-Subscription Privilege”), first to Record Date Stockholders and then to Rights Holders who were not Record Date Stockholders, in each case only to the extent such Rights Holder has fully exercised the

Rights issued to it (or, in the case of a Rights Holder that is not a Record Date Stockholder, has exercised Rights) and wish to acquire more than the number of shares they are entitled to purchase pursuant to the Basic Subscription Right and on the terms and subject to the conditions set forth in the Prospectus, including as to proration. For the reasons noted above, the Company is requiring that Rights Holders deliver the estimated Subscription Price in connection with the exercise of any Over-Subscription Privilege.] The Rights will be evidenced by subscription certificates (the “Subscription Certificates”).

2.	Appointment of Subscription Agent - You are hereby appointed as Subscription Agent to effect the Rights Offering in accordance with the Prospectus. Each reference to you in this letter is to you in your capacity as Subscription Agent unless the context indicates otherwise.

3.	Delivery of Documents - Enclosed herewith are the following, the receipt of which you acknowledge by your execution hereof:

(a)	a copy of the Prospectus;

(b)	the form of Subscription Certificate (with instructions);

(c)	resolutions adopted by the Board of Directors of the Company in connection with the Rights Offering, certified by the secretary of the Company; and

(d)	Notice of Guaranteed Delivery.

As soon as is reasonably practical, you shall mail or cause to be mailed to each Record Date Stockholder a Subscription Certificate evidencing the Rights to which such Record Date Stockholder is entitled, a Notice of Guaranteed Delivery, the Prospectus and an envelope addressed to you. Prior to mailing, the Company will provide you with blank Subscription Certificates which you will prepare and issue in the names of Record Date Stockholders and for the number of Rights to which they are entitled. The Company will also provide you with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

4.	Subscription Procedure -

(a) Upon your receipt prior to [    ], New York City time, on the Expiration Date (by mail or delivery), as Subscription Agent, of (i) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate, and (ii) payment in full of the estimated Subscription Price in U.S. funds by check, bank draft or money order payable at par (without deduction for bank service charges or otherwise) to the order of [    ], you shall as soon as practicable after the Expiration Date, but after performing the procedures described in subsections (b), (c) and (d) below, and only after receipt of the full Subscription Price therefor, mail to the Rights Holder’s registered address on the books of the Company certificates representing the shares of Common Stock duly subscribed for [(pursuant to the Basic Subscription Right and the Over-Subscription Privilege)] and furnish a list of all such information to the Company.

(b) As soon as practicable after the Expiration Date you shall calculate the number of shares of Common Stock to which each Rights Holder is entitled pursuant to the Over-Subscription Privilege. The Over-Subscription Privilege may only be exercised by [(i)] Rights Holders who are Record Date Stockholders and subscribe to all the shares that can be subscribed for under the [Basic] Subscription Right [and (ii) the other Rights Holders who exercise Rights. As long as there are sufficient Remaining Shares to satisfy all additional subscriptions by Rights Holders exercising their Rights under the Over-Subscription Privilege, all of such Rights Holders shall be allotted the number of Remaining Shares subscribed for. If the aggregate number of shares subscribed for under the Over-Subscription Privilege exceeds the number of Remaining Shares, the Remaining Shares shall be allotted to the participants in the Over-Subscription Privilege as follows: First, to the participants in the Over-Subscription Privilege who were Record Date Stockholders and, to the extent there are insufficient Remaining Shares to cover the allotments to such participants, on a pro-rata basis among such participants based on the number of shares of Common Stock held by such participants on the Record Date; and, second, to the participants in the Over-Subscription Privilege who were not Record Date Stockholders and, to the extent there are insufficient Remaining Shares to cover the allotments to such participants, on a pro-rata basis among such participants based on the number of Rights held by such participants on the Expiration Date; provided, however, that if this allocation results in any participant being allocated a greater number of shares than such participant subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such participant shall be allocated only such number of shares pursuant to the Over-Subscription Privilege as such participant subscribed for.] [No fractional shares of Common Stock will be issued pursuant to the exercise of the Rights.]

[(c) Upon calculating the number of shares to which each Rights Holder is entitled pursuant to the Over-Subscription Privilege and the amount overpaid or underpaid, if any, by each Rights Holder, you shall, as soon as practicable, furnish a list of all such information to the Company.

(d) Upon calculating the number of shares to which each Rights Holder is entitled pursuant to the Over-Subscription Privilege and subject to payment of the full Subscription Price for the additional subscribed shares being received by you, you shall mail, as contemplated in subsection (a) above, the certificates representing the additional shares which the Rights Holder has been allotted. If a lesser number of shares is allotted to a Rights Holder under the Over-Subscription Privilege than the Rights Holder has tendered payment for, you shall remit the difference to the Rights Holder without interest or deduction at the same time as certificates representing the shares allotted pursuant to the Over-Subscription Privilege are mailed.]

[(c)][(e)] Funds received by you pursuant to the [Basic] Subscription Right [and the Over-Subscription Privilege] shall be held by you in a segregated account. Upon mailing certificates representing the shares [and refunding Rights Holders for additional shares subscribed for but not allocated, if any,] you shall promptly remit to the Company all funds received in payment of the Subscription Price for shares sold in the Rights Offering.

5.	Subdivision. Sale or Transfer of Rights - Until 5:00 p.m., New York City time, one business day prior to the Expiration Date, you shall facilitate subdivision [or transfers] of Subscription Certificates by issuing new Subscription Certificates in accordance with the instructions set forth on the reverse side of the Subscription Certificates.

6.

Defective Exercise of Rights Lost Subscription Certificates - The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. You shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the Rights Holders. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed for lost stock certificates representing Common Stock you use in your capacity as transfer agent for the Company’s Common Stock.

7.	Late Delivery - If prior to [ ], New York City time, on the Expiration Date you receive (i) payment of the estimated Subscription Price for the shares being subscribed for and (ii) a guarantee notice substantially in the form of the Notice of Guaranteed Delivery delivered with the Subscription Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of the Financial Industry Regulatory Authority stating the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising Rights Holder, the number of Rights represented by the Subscription Certificate held by such exercising Rights Holder, the number of shares being subscribed for pursuant to the Rights and guaranteeing the delivery to you of the Subscription Certificate evidencing such Rights within [ ] NGSM trading days following the date of the Notice of Guaranteed Delivery, then the Rights may be exercised even though the Subscription Certificate was not delivered to you prior to [ ], New York City time, on the Expiration Date, provided that within [ ] NGSM trading days following the date of the Notice of Guaranteed Delivery you receive the properly completed Subscription Certificate evidencing the Rights being exercised, with signatures guaranteed if required.

8.	Delivery - You shall deliver to the Company the exercised Subscription Certificates in accordance with written directions received from the Company and shall deliver to the Rights Holders who have duly exercised Rights and paid in full the Subscription Price therefor at their registered addresses certificates representing the shares of Common Stock subscribed for as instructed on the reverse side of the Subscription Certificates.

9.

Reports - You shall notify the Company by telephone on or before the close of business on each business day during the period commencing 5 business days after the mailing of the Subscription Certificates and ending at the Expiration Date (and in the case of guaranteed deliveries ending [    ] NGSM trading days after the Expiration Date) (a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised on the day covered by such daily notice and the name and address of each such exercising Rights Holder, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, (iv) the cumulative total of the information set forth in clauses (i) through (iii) above, (v) for each soliciting broker dealer, the number of Rights exercised on Subscription Certificates indicating such broker dealer as the broker dealer with respect to such exercise, and (vi) such other information as the Company may reasonably request. At or before 5:00 p.m., New York City time, on the first NGSM trading day following the Expiration Date you shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (v) above. At or before 10:00 a.m., New York City time, on the fifth NGSM trading day following the Expiration Date you will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Subscription Certificates have been timely received. You shall also maintain and update a listing of Rights Holders who have fully or partially exercised their Rights, Rights Holders who have transferred their Rights and their transferees, and Rights Holders who have not exercised their Rights. You shall provide the Company or its designees with such information compiled by you pursuant to this Section 9 as any of them shall request.

10.	Future Instructions – With respect to notices or instructions to be provided by the Company hereunder, you may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

[    ]

11.	Payment of Expenses - The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder in the amount specified in the Fee Schedule attached hereto. The Company will pay an additional fee equal to [ ] of the Subscription Agent fee for each extension of the Expiration Date of the Rights Offering, plus any reasonable out-of-pocket expenses associated with such extension.

12.	Counsel - You may consult with counsel satisfactory to you, which may be counsel to the Company, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice or opinion of such counsel.

13.	Indemnification - The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable fees of legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own gross negligence, misconduct or bad faith or that of any employees, agents or independent contractors used by you in connection with performance of your duties as Subscription Agent hereunder.

14.	Notices - Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class U.S. mail, postage prepaid, shall be deemed given if by hand or telecopy, upon receipt or if by U.S. mail, three business days after deposit in the U.S. mail and shall be addressed as follows

(a)	If to the Company, to:

Kohlberg Capital Corporation

295 Madison Avenue, 6th Floor

New York, NY 10017

Attention: Michael I. Wirth

Facsimile: (212) 983-7654

with a copy, which shall not constitute notice under this Section 14, to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Craig E. Marcus, Esq.

Facsimile: (617) 951-7050

(b)	If to you, to:

[    ]

[Remainder of page intentionally left blank]

Yours truly,

KOHLBERG CAPITAL CORPORATION

By:
Name:
Title:

Agreed & Accepted:

[ ]

By:
Name:
Title:

Fee Schedule